Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2014 Fourth-Quarter and Yearend Results

•	2014 FFO of $1.75 per share and $1.16 per share (excluding Q4 gains on change in control of interests) exceed consensus estimates

•	Overall Q4 Comp NOI up 7.7 percent, led by strong retail and office growth

•	Operating FFO up 52 percent, quarter over quarter

•	B2 BKLYN, modular factory re-started; non-cash impairment taken in Q4

•	Election of REIT status expected effective January 1, 2016

CLEVELAND, Ohio - February 24, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced Operating FFO, FFO, net earnings/loss and revenues for the three months and year ended December 31, 2014.

Operating FFO
Operating FFO for the three months ended December 31, 2014, was $78.1 million, a 52 percent increase compared with $51.5 million for the three months ended December 31, 2013. For the year ended December 31, 2014, Operating FFO was $248.4 million, compared with $164.2 million for the year ended December 31, 2013. (Note that due to the company's change to a calendar yearend, which was effective December 31, 2013, full-year 2013 results referenced in this press release have not been previously reported by the company.)

Positive factors impacting fourth-quarter 2014 Operating FFO, compared with the fourth quarter of 2013, included increased NOI from the mature portfolio of $9.9 million, proceeds from a 2014 legal settlement of $7.0 million, other increased Operating FFO of $5.0 million (primarily related to lower expensed overhead due to increased capitalization to active development projects), increased land sales at Stapleton of $4.3 million, and lower interest expense, both corporate and in the mature portfolio, of $3.7 million. These positive factors were partially offset by reduced Operating FFO from properties sold of $3.3 million.

Factors impacting Operating FFO for the quarter and full year are illustrated in bridge diagrams included in the company's supplemental package for the quarter and year ended December 31, 2014, furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended December 31, 2014 was $220.2 million, or $0.95 per share, compared with an FFO loss of $164.0 million, or $0.83 per share, for the three months ended December 31, 2013. Full-year 2014 FFO was $394.6 million, compared with $34.0 million for the full year ended December 31, 2013. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, fourth-quarter 2014 FFO results were positively impacted by net gains on change in control of interests of approximately $227.9 million ($139.5 million net of tax), or $0.59 per share, primarily related to two properties, Bayside Village, an apartment community in San Francisco, and Boulevard Mall in Amherst, New York. At Bayside Village, the company reached an agreement with its partner under which the company will assume control of the property. At Boulevard Mall, the company completed the buyout of its partner and became the 100 percent equity owner of the property. Both transactions required a change from equity method to full consolidation accounting and marking the company's ownership interests to market, thereby generating the gains. In addition, the FFO variance reflects 2013 non-cash impairments of non-depreciable real estate of $339.8 million ($208.0 million, net of tax), related primarily to Pacific Park Brooklyn and land held for sale in Las Vegas.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended December 31, 2014, the company had net earnings attributable to common shareholders of $69.2 million, or $0.31 per share, compared with a net loss of $207.7 million, or $1.05 per share, for the fourth quarter of 2013. For the full year of 2014, the company had a net loss attributable to common shareholders of $7.6 million, or $0.04 per share, compared with net loss of $20.5 million, or $0.10 per share, for the full year ended December 31, 2013. Per-share amounts are on a fully diluted basis.

In addition to the factors mentioned previously related to Operating FFO and FFO, primary factors impacting the net earnings variance in the fourth quarter, compared with the fourth quarter of 2013, were lower write-offs of abandoned development properties of $35.9 million, partially offset by increased impairment of depreciable real estate (both continuing and discontinued operations) of $61.8 million ($39.1 million net of tax), and a lower net gain on disposition of full or partial interest in rental properties of $109.4 million ($67.0 million net of tax).

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three months and year ended December 31, 2014, are included in the company's supplemental package for the quarter and year ended December 31, 2014, furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended December 31, 2014, were $252.1 million, compared with $257.9 million for the fourth quarter of 2013. Consolidated revenues were $966.1 million for the full year ended December 31, 2014, compared with $1.1 billion for the full year ended December 31, 2013. The year-over-year variance was primarily related to the company’s 2013 regional mall joint venture with QIC, which resulted in the change from full consolidation accounting to equity method accounting for seven of the malls included in the joint venture.

Commentary
"Forest City finished 2014 with solid performance from our rental properties portfolio, together with a strong contribution from Stapleton,” said David J. LaRue, Forest City president and chief executive officer. "FFO and Operating FFO were both up significantly for the quarter and full year, compared with the same periods last year.

"Fourth-quarter FFO included net gains on change in control of interests of approximately $139.5 million (net of tax), or $0.59 per share, related to Bayside Apartments in San Francisco, and Boulevard Mall near Buffalo. Notably, excluding these gains, full-year FFO would have been approximately $1.16 per share, exceeding analysts’ consensus estimates.

"Fourth-quarter earnings were negatively impacted by a pre-tax, non-cash impairment related to our B2 BKLYN project and the modular factory of $146.0 million, of which $38.7 million represents the write off of the factory. Despite our disappointment at the need for this impairment, we are confident in our ability to complete the building. We expect the factory to be operating at full capacity by late Spring, and to complete the building by the third quarter of 2016. We also continue to pursue legal actions to seek recoveries under our fixed-price contract with the former construction contractor.

"Operating results from our portfolio continued to show significant strength in the fourth quarter, led by our retail and office portfolios. Total comparable property net operating income (comp NOI) in the fourth quarter was up 7.7 percent, with increases of 10.5 percent in retail, 9.2 percent in office and 2.8 percent in residential.

"Retail comp NOI results were partially driven by growth at Westchester’s Ridge Hill, which was added to our comp retail properties in the third quarter of 2014. Notably, without Ridge Hill, growth in our retail comp NOI would have been 7.4 percent, still well ahead of peer averages for the quarter. This solid performance shows the strength of our focused portfolio and the impact of our program of renovations, expansions and re-merchandising at our regional malls.

"Office comp NOI growth was driven primarily by the continuing lease-up of vacancies at One Pierrepont Plaza in Brooklyn, partially offset by the timing of vacancies at 88 Sidney Street at University Park at MIT in Cambridge. The majority of the vacancy at 88 Sidney Street has now been re-leased. Given these two lease-ups, together with stable fundamentals in our core markets, we expect continued comp NOI growth in office throughout 2015.

"Comp NOI in the residential portfolio was up modestly following strong growth in prior periods. As anticipated, new supply in key markets, including Boston and Washington, D.C., has put near-term pressure on rent growth as new units are absorbed in those markets. We remain confident in the overall strength of these markets, and particularly the sub-markets where we are focused. In addition, we continue to see considerable strength in Brooklyn and on the West coast.

"Stapleton in Denver had a strong year, both in sales and margins, and contributed significantly to our results for the fourth quarter and full year. In 2014, 650 lots were sold to builders, the third highest annual total since the project’s inception. Approximately 2,090 acres have been acquired to date, with 849 acres remaining with an option to purchase. An estimated 19,500 residents now live at Stapleton.
"We continue to activate new opportunities in core markets and move new projects through our pipeline and into our portfolio. During the fourth quarter, we started four new projects, including 1001 4th Street, SW in Washington, D.C. that is part of our residential development fund with the Arizona State Retirement System (ASRS) and 535 Carlton at Pacific Park Brooklyn that is part of our strategic partnership with Greenland USA. In addition, we held a ground-breaking event with our partner on 550 Vanderbilt Avenue, the first condominium building at Pacific Park Brooklyn, and expect that building to be added to our under-construction pipeline in the second quarter. Including 550 Vanderbilt, we anticipate starting nine projects in 2015 at a total costs of approximately $952 million (at 100 percent), or $393 million at our pro-rata share. Of the nine, five are expected to be undertaken through our strategic partnerships with Greenland USA, ASRS and QIC, reflecting our strategy of activating entitled opportunities on our balance sheet primarily with our strategic partners, in order to balance risk.
"In addition to achieving strong operating results and activating new opportunities in 2014, we also continued to accelerate our efforts to transform the company. Part of that transformation is our intent to convert to real estate investment trust (REIT) status, effective January 1, 2016, which we announced earlier this year. That effort is well underway and we anticipate making a smooth transition."
NOI, Occupancies and Rent
Overall comparable NOI increased 7.7 percent for the three months ended December 31, 2014, compared with the same period in 2013, with increases of 10.5 percent in retail, 2.8 percent in apartments and 9.2 percent in office.

Comparable office occupancies increased to 95.0 percent at December 31, 2014, compared with 94.1 percent at December 31, 2013. For the rolling 12-month period ended December 31, 2014, rent per square foot in new office same-space leases increased 5.5 percent over prior rents.

In the retail portfolio, comparable retail occupancies at the end of the fourth quarter increased to 92.5 percent, up from 91.8 percent at December 31, 2013. Sales in the company's regional malls averaged $537 per square foot on a rolling 12-month basis, up from $526 per square foot at September 30, 2014, and from $499 per square foot at December 31, 2013. For the rolling 12-month period ended December 31, 2014, new, same-space leases in the company's regional malls increased 26.9 percent over prior rents.

In the residential portfolio, average monthly rents for the company's total comparable apartments rose to $1,352 for full-year 2014, a 3.0 percent increase compared with $1,312 for the full year ended December 31, 2013. Comparable average rents in the company's core markets were $1,853, a 3.3 percent increase from $1,794 for the comparable period in 2013. Comparable economic occupancies for 2014 were 94.8 percent, up from 94.5 percent for the same period in 2013.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended December 31, 2014 and 2013, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to earnings (loss) before income taxes.

Openings and Projects Under Construction and Development

In total for 2014, the company opened or completed expansions of six properties with total costs at full consolidation of $224.6 million, or $292.5 million at the company's pro-rata share.

During the fourth quarter, the company opened 2175 Market Street, an 88-unit apartment project in San Francisco, and began phased opening of Winchester Lofts, a 158-unit adaptive reuse apartment project in New Haven, Connecticut. In addition, the company completed the 99,000-square-foot expansion and renovation of Antelope Valley Mall, a regional mall in Palmdale, California.

At December 31, 2014, Forest City had nine projects under construction at a total cost at full consolidation of $638.9 million, or $519.4 million at the company's pro-rata share. These include B2 BKLYN, the status of which was addressed earlier in this press release. Additional projects currently under construction include the following:

•
Galleria at Sunset, a regional mall in Henderson, Nevada, near Las Vegas, is undergoing a 32,000-square-foot restaurant-driven expansion following the completion of a renovation of the mall. The expansion is expected to be completed in the second quarter of 2015.

•	300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is expected to be completed in the first quarter of 2016.

•
Arris, a 327-unit apartment community with 19,000 square feet of street-level retail, at The Yards in Washington, D.C. Arris, which is part of the company's multifamily development fund with the Arizona State Retirement System (ASRS), is expected to be completed in the first quarter of 2016.

•
Blossom Plaza, a 237-unit apartment community with 19,000 square feet of street-level retail, in the Chinatown neighborhood of Los Angeles. The project is expected to open in the second quarter of 2016. Blossom Plaza is also part of the company's ASRS development fund.

•
1001 4th Street, SW, a 365-unit apartment community with 5,000 square feet of retail space at our Waterfront Station mixed-use project in Washington, D.C. The property is part of the company's ASRS development fund and is expected to open in the fourth quarter of 2016.

•
535 Carlton, a 299-unit, all affordable apartment community at Pacific Park Brooklyn. The project is part of Forest City's strategic partnership with Greenland USA. 535 Carlton is expected to be completed in the third quarter of 2016.

•
1812 Ashland Avenue, a 164,000-square-foot office building at the company's Science + Technology Park at Johns Hopkins in Baltimore. The building is 70 percent pre-leased and is expected to be completed in the third quarter of 2016.

•	Aster Town Center II, a 135-unit apartment community at Stapleton in Denver. It is expected to be completed by the end of 2015.

Outlook
"We ended the year with strong momentum in our operating portfolio and at Stapleton, and we continued to execute our strategy of activating new opportunities on our balance sheet, primarily through our strategic partnerships with ASRS, Greenland USA and QIC," said LaRue. "Our overall results for the quarter and year clearly demonstrate the benefits of our key strategies of de-leveraging and focusing on core products in strong urban markets. We continue to transform Forest City, including through our plan to convert to a REIT, and we expect to continue driving shareholder value going forward."

REIT Conversion
On January 13, 2015, the company announced that its Board of Directors approved a plan to pursue conversion to REIT status. The company expects to elect REIT status for its taxable year beginning January 1, 2016, subject to business conditions, the completion of related preparatory work and obtaining necessary third-party consents.

Change in Fiscal Yearend
Due to the change of the company's fiscal yearend to December 31 from January 31, effective December 31, 2013, the financial and operating information for the three months and full year ended December 31, 2013 are presented to allow for comparison between periods.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.8 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the quarter ended December 31, 2014, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are REITs and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings (loss) excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net

Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, impairment, interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides additional information about the company's core operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate the performance of its multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in all periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are excluded from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, corporate activities and land sales are not evaluated on a comparable basis and the NOI from these properties and activities is considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the company's conversion to REIT status, its ability to qualify or to remain qualified as a REIT, realizing the anticipated benefits to shareholders if it successfully elects REIT status, the impact of complying with REIT qualification requirements, the amount and timing of any future distributions including those that it would be required to make as a REIT, the impact of issuing equity, debt or both to satisfy its E&P Distribution and other REIT conversion costs, the impact of covenants that could prevent it from satisfying REIT distribution requirements, its lack of experience operating as a REIT if it successfully converts, the impact of current lending and capital market conditions on its liquidity, its ability to finance or refinance projects or repay its debt, the impact of the slow economic recovery on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and owning a factory to produce modular units, vacancies in its properties, risks associated with developing and managing properties in partnership with others, downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts and other armed conflicts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, the ability to sell all or a portion of its ownership interests in a professional sports team and arena, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$69,191	$(207,662)	$(7,595)	$(20,337)
Depreciation and Amortization—Real Estate Groups	78,788	77,497	296,382	362,110
Gain on disposition of full or partial interests in rental properties	(33,240)	(142,681)	(110,717)	(599,982)
Impairment of depreciable rental properties	149,163	87,317	278,222	95,372
Income tax expense (benefit) adjustment — current and deferred (2):
Gain on disposition of full or partial interests in rental properties	12,960	55,422	44,988	233,820
Impairment of depreciable rental properties	(56,638)	(33,864)	(106,691)	(36,988)
FFO	$220,224	$(163,971)	$394,589	$33,995

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$220,224	$(163,971)	$394,589	$33,995
If-Converted Method (adjustments for interest, net of tax):
5.000% Notes due 2016	382	—	1,530	—
4.250% Notes due 2018	2,277	—	9,106	—
3.625% Notes due 2020	1,664	—	6,657	—
FFO for per share data	$224,547	$(163,971)	$411,882	$33,995
Denominator:
Weighted average shares outstanding—Basic	198,931,478	197,727,604	198,480,783	192,635,574
Effect of stock options, restricted stock and performance shares	1,764,151	—	1,747,484	1,794,310
Effect of convertible preferred stock	—	—	—	138,519
Effect of convertible debt	32,138,215	—	32,138,215	—
Effect of convertible Class A Common Units	2,973,190	—	3,261,070	3,646,755
Weighted average shares outstanding - Diluted (1)	235,807,034	197,727,604	235,627,552	198,215,158
FFO Per Share	$0.95	$(0.83)	$1.75	$0.17

(1)
For the three months ended December 31, 2013, the effect of 37,909,215 shares of dilutive securities was not included in the computation of diluted FFO per share because their effect is anti-dilutive due to the negative FFO for the quarter. For the year ended December 31, 2013, weighted-average shares issuable upon the conversion of convertible debt of 30,399,662 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, adjustments to FFO are not required for interest expense of $4,323,000 and $15,269,000 for the three months and year ended December 31, 3013, respectively, related to these securities.

(2)	The following table provides detail of income tax expense (benefit):

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$(35,646)	$(5,807)	$(49,150)	$(76,238)
Deferred taxes	105,509	(149,423)	105,739	(119,929)
Total income tax expense (benefit) on FFO	69,863	(155,230)	56,589	(196,167)

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$32,940	$1,875	$59,111	$81,757
Deferred taxes	(19,980)	53,547	(14,123)	152,063
Disposition of full or partial interests in rental properties	12,960	55,422	44,988	233,820

Impairment of depreciable rental properties
Deferred taxes	$(56,638)	$(33,864)	$(106,691)	$(36,988)
Total income tax expense (benefit) on non-FFO	(43,678)	21,558	(61,703)	196,832
Grand Total	$26,185	$(133,672)	$(5,114)	$665

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended December 31,			Years Ended December 31,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)			(in thousands)
FFO	$220,224	$(163,971)		$394,589	$33,995
Net gain on land held for divestiture activity	—	(751)		—	(12,032)
Impairment of non-depreciable real estate	—	339,793		1,736	339,793
Write-offs of abandoned development projects and demolition costs	266	36,209		1,655	53,221
Tax credit income	7,139	(3,998)		(5,803)	(23,354)
(Gain) loss on extinguishment of debt	4,000	13,884		5,322	(5,559)
Change in fair market value of nondesignated hedges	(1,082)	(3,472)		1,964	3,024
Net gain on change in control of interests	(227,901)	—		(230,660)	(2,762)
Straight-line rent adjustments	(2,733)	(11,087)		(5,329)	(22,079)
Participation payments	1,075	—		2,544	2,801
Non-outlot land sales	—	—		—	(8,927)
Net loss on disposition of partial interest in development project	708	—		16,919	—
REIT conversion and reorganization costs	5,697	—		5,697	—
Nets Pre-tax FFO	820	89		3,181	2,217
Income tax expense (benefit) on FFO	69,863	(155,230)		56,589	(196,167)
Operating FFO	$78,076	$51,466	51.7%	$248,404	$164,171	51.3%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$78,076	$51,466		$248,404	$164,171
If-Converted Method (adjustments for interest, pre-tax):
3.625% Notes due 2014	—	—		—	2,687
5.000% Notes due 2016	625	625		2,500	2,500
4.250% Notes due 2018	3,719	3,719		14,875	—
3.625% Notes due 2020	2,718	2,718		10,875	—
Operating FFO for per share data	$85,138	$58,528		$276,654	$169,358

Denominator:
Weighted average shares outstanding - Diluted (1)	235,807,034	235,636,819		235,627,552	206,856,577
Operating FFO Per Share	$0.36	$0.25		$1.17	$0.82

(1)
Includes dilutive securities of 37,909,215 and 8,641,419 for the three months and year ended December 31, 2013, for the computation of Operating FFO per share because their effect is dilutive under the if-converted method, which securities were not included in the computation of diluted FFO per share because their effect was anti-dilutive. For the year ended December 31, 2013, weighted-average shares issuable upon the conversion of convertible debt of 21,758,243 were not included in the computation of diluted Operating FFO per share because their effect is anti-dilutive under the if-converted method. As a result, adjustments to Operating FFO are not required for interest expense of $19,756,000 related to these securities.

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Operating FFO by segment:
Commercial Group	$47,976	$34,365	$162,667	$147,732
Residential Group	34,489	26,163	117,408	97,771
Arena	810	2,352	2,318	(1,278)
Land Group	14,786	9,567	51,798	27,157
Corporate Group	(19,985)	(20,981)	(85,787)	(107,211)
Operating FFO	$78,076	$51,466	$248,404	$164,171

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended December 31, 2014					Three Months Ended December 31, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$252,135	$22,472	$111,762	$—	$341,425	$257,881	$27,009	$115,878	$11,575	$358,325
Exclude straight-line adjustment	(3,201)	—	—	—	(3,201)	(11,469)	—	—	(172)	(11,641)
Add interest and other income	8,806	2,180	590	—	7,216	18,205	3,945	97	46	14,403
Equity in earnings (loss) of unconsolidated entities	6,365	(16)	(5,920)	—	461	52,586	141	(51,450)	—	995
Exclude net gain on land held for divestiture of unconsolidated entities	—	—	—	—	—	(578)	—	578	—	—
Exclude operating expenses of unconsolidated entities	48,224	—	(48,224)	—	—	49,341	—	(49,341)	—	—
Exclude gain on disposition of unconsolidated entities	(2,346)	—	2,346	—	—	(35,659)	—	35,659	—	—
Exclude impairment of unconsolidated real estate	3,124	—	(3,124)	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	25,239	—	(25,239)	—	—	22,433	—	(22,433)	—	—
Exclude interest expense of unconsolidated entities	28,432	—	(28,432)	—	—	28,983	—	(28,983)	—	—
Exclude loss on extinguishment of debt of unconsolidated entities	3,759	—	(3,759)	—	—	5	—	(5)	—	—
Adjusted revenues	370,537	24,636	—	—	345,901	381,728	31,095	—	11,449	362,082
Operating expenses	167,229	14,964	48,224	—	200,489	172,971	16,303	49,341	6,961	212,970
Operating expenses of unconsolidated entities	48,224	—	(48,224)	—	—	49,341	—	(49,341)	—	—
Write-offs of abandoned development projects and demolition costs	266	—	—	—	266	36,222	13	—	—	36,209
Non-Real Estate depreciation and amortization	1,344	—	—	—	1,344	1,362	—	—	—	1,362
Exclude straight-line rent adjustment	(468)	—	—	—	(468)	(554)	—	—	—	(554)
Adjusted operating expenses	216,595	14,964	—	—	201,631	259,342	16,316	—	6,961	249,987
Net operating income	$153,942	$9,672	$—	$—	$144,270	$122,386	$14,779	$—	$4,488	$112,095
Interest expense	(55,488)	(6,788)	(28,432)	—	(77,132)	(62,547)	(6,590)	(28,983)	(2,047)	(86,987)
Interest expense of unconsolidated entities	(28,432)	—	28,432	—	—	(28,983)	—	28,983	—	—
Loss on extinguishment of debt	(252)	(11)	(3,759)	—	(4,000)	(13,879)	—	(5)	—	(13,884)
Loss on extinguishment of debt of unconsolidated entities	(3,759)	—	3,759	—	—	(5)	—	5	—	—
Equity in (earnings) loss of unconsolidated entities	(6,365)	16	5,920	—	(461)	(52,586)	(141)	51,450	—	(995)
Net gain on land held for divestiture activity	—	—	—	—	—	173	—	578	—	751
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	578	—	(578)	—	—
Net loss on disposition of partial interest in development project	(708)	—	—	—	(708)	—	—	—	—	—
Net gain (loss) on disposition of full or partial interests in rental properties	30,894	—	2,346	—	33,240	109,533	—	35,659	(2,511)	142,681
Gain on disposition of unconsolidated entities	2,346	—	(2,346)	—	—	35,659	—	(35,659)	—	—
Net gain on change in control of interests	227,901	—	—	—	227,901	—	—	—	—	—
Impairment of consolidated and unconsolidated real estate	(146,300)	(261)	(3,124)	—	(149,163)	(420,176)	(62,909)	—	(69,843)	(427,110)
Impairment of unconsolidated real estate	(3,124)	—	3,124	—	—	—	—	—	—	—
Depreciation and amortization—Real Estate Groups (a)	(59,284)	(4,915)	(24,419)	—	(78,788)	(58,310)	(5,260)	(21,655)	(2,792)	(77,497)
Amortization of mortgage procurement costs	(2,551)	(394)	(820)	—	(2,977)	(1,785)	(147)	(778)	(54)	(2,470)
Depreciation and amortization of unconsolidated entities	(25,239)	—	25,239	—	—	(22,433)	—	22,433	—	—
Straight-line rent adjustment	2,733	—	—	—	2,733	10,915	—	—	172	11,087
Earnings (loss) before income taxes	$86,314	$(2,681)	$5,920	$—	$94,915	$(381,460)	$(60,268)	$51,450	$(72,587)	$(342,329)

(a) Depreciation and amortization—Real Estate Groups	$59,284	$4,915	$24,419	$—	$78,788	$58,310	$5,260	$21,655	$2,792	$77,497
Depreciation and amortization—Non-Real Estate	1,344	—	—	—	1,344	1,362	—	—	—	1,362
Total depreciation and amortization	$60,628	$4,915	$24,419	$—	$80,132	$59,672	$5,260	$21,655	$2,792	$78,859

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands) (continued)

	Year Ended December 31, 2014					Year Ended December 31, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$966,052	$84,444	$441,351	$7,029	$1,329,988	$1,082,455	$93,781	$413,436	$69,832	$1,471,942
Exclude straight-line adjustment	(7,436)	—	—	79	(7,357)	(23,107)	—	—	(863)	(23,970)
Add interest and other income	42,780	3,681	883	—	39,982	55,587	5,386	488	309	50,998
Equity in earnings (loss) of unconsolidated entities	86,908	78	(89,883)	—	(3,053)	111,856	(503)	(115,265)	—	(2,906)
Exclude net gain on land held for divestiture of unconsolidated entities	—	—	—	—	—	(3,168)	—	3,168	—	—
Exclude operating expenses of unconsolidated entities	195,570	—	(195,570)	—	—	189,708	—	(189,708)	—	—
Exclude gain on disposition of unconsolidated entities	(52,421)	—	52,421	—	—	(68,430)	—	68,430	—	—
Exclude impairment of unconsolidated real estate	3,124	—	(3,124)	—	—	—	—	—	—	—
Exclude depreciation and amortization of unconsolidated entities	92,140	—	(92,140)	—	—	78,599	—	(78,599)	—	—
Exclude interest expense of unconsolidated entities	110,195	—	(110,195)	—	—	102,706	—	(102,706)	—	—
Exclude (gain) loss on extinguishment of debt of unconsolidated entities	3,743	—	(3,743)	—	—	(756)	—	756	—	—
Adjusted revenues	1,440,655	88,203	—	7,108	1,359,560	1,525,450	98,664	—	69,278	1,496,064
Operating expenses	634,293	51,396	195,570	3,014	781,481	725,746	60,251	189,708	39,545	894,748
Operating expenses of unconsolidated entities	195,570	—	(195,570)	—	—	189,708	—	(189,708)	—	—
Write-offs of abandoned development projects and demolition costs	1,655	—	—	—	1,655	53,234	13	—	—	53,221
Non-Real Estate depreciation and amortization	4,828	—	—	—	4,828	5,041	—	—	—	5,041
Exclude straight-line rent adjustment	(2,028)	—	—	—	(2,028)	(1,891)	—	—	—	(1,891)
Adjusted operating expenses	834,318	51,396	—	3,014	785,936	971,838	60,264	—	39,545	951,119
Net operating income	$606,337	$36,807	$—	$4,094	$573,624	$553,612	$38,400	$—	$29,733	$544,945
Interest expense	(234,405)	(26,769)	(110,195)	(5,538)	(323,369)	(309,379)	(27,904)	(102,706)	(13,305)	(397,486)
Interest expense of unconsolidated entities	(110,195)	—	110,195	—	—	(102,706)	—	102,706	—	—
Gain (loss) on extinguishment of debt	(1,179)	(48)	(3,743)	(448)	(5,322)	4,839	—	756	(36)	5,559
Gain (loss) on extinguishment of debt of unconsolidated entities	(3,743)	—	3,743	—	—	756	—	(756)	—	—
Equity in (earnings) loss of unconsolidated entities	(86,908)	(78)	89,883	—	3,053	(111,856)	503	115,265	—	2,906
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	3,556	(5,308)	3,168	—	12,032
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	3,168	—	(3,168)	—	—
Net loss on disposition of partial interest in development project	(20,298)	(3,379)	—	—	(16,919)	—	—	—	—	—
Net gain on disposition of full or partial interests in rental properties	30,281	27	52,421	28,042	110,717	496,092	—	68,430	35,460	599,982
Gain on disposition of unconsolidated entities	52,421	—	(52,421)	—	—	68,430	—	(68,430)	—	—
Net gain on change in control of interests	230,660	—	—	—	230,660	2,762	—	—	—	2,762
Impairment of consolidated and unconsolidated real estate	(277,095)	(261)	(3,124)	—	(279,958)	(421,361)	(62,909)	—	(76,713)	(435,165)
Impairment of unconsolidated real estate	(3,124)	—	3,124	—	—	—	—	—	—	—
Depreciation and amortization—Real Estate Groups (a)	(225,638)	(19,165)	(88,923)	(986)	(296,382)	(291,109)	(18,880)	(75,541)	(14,340)	(362,110)
Amortization of mortgage procurement costs	(8,518)	(687)	(3,217)	(41)	(11,089)	(9,352)	(677)	(3,058)	(537)	(12,270)
Depreciation and amortization of unconsolidated entities	(92,140)	—	92,140	—	—	(78,599)	—	78,599	—	—
Straight-line rent adjustment	5,408	—	—	(79)	5,329	21,216	—	—	863	22,079
Earnings (loss) before income taxes	$(138,136)	$(13,553)	$89,883	$25,044	$(9,656)	$(169,931)	$(76,775)	$115,265	$(38,875)	$(16,766)

(a) Depreciation and amortization—Real Estate Groups	$225,638	$19,165	$88,923	$986	$296,382	$291,109	$18,880	$75,541	$14,340	$362,110
Depreciation and amortization—Non-Real Estate	4,828	—	—	—	4,828	5,041	—	—	—	5,041
Total depreciation and amortization	$230,466	$19,165	$88,923	$986	$301,210	$296,150	$18,880	$75,541	$14,340	$367,151

	Net Operating Income (in thousands)
	Three Months Ended December 31, 2014				Three Months Ended December 31, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$78,069	$—	$—	$78,069	$76,552	$—	$—	$76,552	2.0%	2.0%
Adjusted operating expenses	34,166	—	—	34,166	36,819	—	—	36,819	(7.2)%	(7.2)%
Comparable NOI	43,903	—	—	43,903	39,733	—	—	39,733	10.5%	10.5%
Non-Comparable NOI	6,002	—	—	6,002	4,030	—	4,769	8,799
Total	49,905	—	—	49,905	43,763	—	4,769	48,532
Office Buildings
Comparable
Adjusted revenues	101,765	4,756	—	97,009	98,157	5,019	—	93,138	3.7%	4.2%
Adjusted operating expenses	44,335	2,387	—	41,948	44,991	2,272	—	42,719	(1.5)%	(1.8)%
Comparable NOI	57,430	2,369	—	55,061	53,166	2,747	—	50,419	8.0%	9.2%
Non-Comparable NOI	100	43	—	57	6,656	3,406	(281)	2,969
Total	57,530	2,412	—	55,118	59,822	6,153	(281)	53,388
Apartments
Comparable
Adjusted revenues	71,644	1,865	—	69,779	69,365	1,761	—	67,604	3.3%	3.2%
Adjusted operating expenses	31,829	686	—	31,143	30,766	753	—	30,013	3.5%	3.8%
Comparable NOI	39,815	1,179	—	38,636	38,599	1,008	—	37,591	3.2%	2.8%
Non-Comparable NOI	(3,497)	(1,993)	—	(1,504)	1,070	(121)	—	1,191
Total	36,318	(814)	—	37,132	39,669	887	—	38,782
Arena	11,032	5,223	—	5,809	13,704	6,598	—	7,106
Subsidized Senior Housing	4,181	—	—	4,181	4,186	—	—	4,186
Military Housing	7,908	—	—	7,908	7,429	361	—	7,068
Land sales	(110)	—	—	(110)	182	—	—	182
Write-offs of abandoned development projects and demolition costs	(266)	—	—	(266)	(36,222)	(13)	—	(36,209)
Other (1)	(11,659)	1,239	—	(12,898)	(10,069)	(303)	—	(9,766)
Total Rental Properties
Comparable
Adjusted revenues	251,478	6,621	—	244,857	244,074	6,780	—	237,294	3.0%	3.2%
Adjusted operating expenses	110,330	3,073	—	107,257	112,576	3,025	—	109,551	(2.0)%	(2.1)%
Comparable NOI	141,148	3,548	—	137,600	131,498	3,755	—	127,743	7.3%	7.7%
Non-Comparable NOI	13,691	4,512	—	9,179	(9,034)	9,928	4,488	(14,474)
Total	154,839	8,060	—	146,779	122,464	13,683	4,488	113,269
Land Development Group	16,380	1,612	—	14,768	10,565	1,096	—	9,469
Corporate Activities (2)	(17,277)	—	—	(17,277)	(10,643)	—	—	(10,643)
Grand Total	$153,942	$9,672	$—	$144,270	$122,386	$14,779	$4,488	$112,095

(1)
Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage, an apartment community in San Diego, California.

(2)	Includes $5,697 of 2014 REIT conversion and reorganization costs.

	Net Operating Income (in thousands)
	Year Ended December 31, 2014				Year Ended December 31, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$263,645	$—	$—	$263,645	$259,454	$—	$—	$259,454	1.6%	1.6%
Adjusted operating expenses	116,970	—	—	116,970	116,440	—	—	116,440	0.5%	0.5%
Comparable NOI	146,675	—	—	146,675	143,014	—	—	143,014	2.6%	2.6%
Non-Comparable NOI	33,121	(35)	3,678	36,834	62,811	3,235	20,024	79,600
Total	179,796	(35)	3,678	183,509	205,825	3,235	20,024	222,614
Office Buildings
Comparable
Adjusted revenues	407,353	18,467	—	388,886	391,605	18,079	—	373,526	4.0%	4.1%
Adjusted operating expenses	175,829	9,186	—	166,643	173,797	8,683	—	165,114	1.2%	0.9%
Comparable NOI	231,524	9,281	—	222,243	217,808	9,396	—	208,412	6.3%	6.6%
Non-Comparable NOI	230	228	(43)	(41)	15,357	4,554	5,158	15,961
Total	231,754	9,509	(43)	222,202	233,165	13,950	5,158	224,373
Apartments
Comparable
Adjusted revenues	277,737	3,633	—	274,104	269,429	3,532	—	265,897	3.1%	3.1%
Adjusted operating expenses	120,175	1,373	—	118,802	118,405	1,389	—	117,016	1.5%	1.5%
Comparable NOI	157,562	2,260	—	155,302	151,024	2,143	—	148,881	4.3%	4.3%
Non-Comparable NOI	(1,122)	(1,103)	—	(19)	3,519	1,479	181	2,221
Total	156,440	1,157	—	155,283	154,543	3,622	181	151,102
Arena	40,510	18,838	—	21,672	33,378	15,948	—	17,430
Subsidized Senior Housing	16,425	—	—	16,425	16,505	417	—	16,088
Military Housing	23,486	47	—	23,439	23,768	667	—	23,101
Hotels	—	—	—	—	1,693	—	2,535	4,228
Land sales (1)	378	13	459	824	9,626	—	1,310	10,936
Write-offs of abandoned development projects and demolition costs	(1,655)	—	—	(1,655)	(53,234)	(13)	—	(53,221)
Other (2)	(41,255)	1,454	—	(42,709)	(48,649)	(2,872)	525	(45,252)
Total Rental Properties
Comparable
Adjusted revenues	948,735	22,100	—	926,635	920,488	21,611	—	898,877	3.1%	3.1%
Adjusted operating expenses	412,974	10,559	—	402,415	408,642	10,072	—	398,570	1.1%	1.0%
Comparable NOI	535,761	11,541	—	524,220	511,846	11,539	—	500,307	4.7%	4.8%
Non-Comparable NOI	70,118	19,442	4,094	54,770	64,774	23,415	29,733	71,092
Total	605,879	30,983	4,094	578,990	576,620	34,954	29,733	571,399
Land Development Group	57,480	5,824	—	51,656	30,437	3,446	—	26,991
Corporate Activities (3)	(57,022)	—	—	(57,022)	(53,445)	—	—	(53,445)
Grand Total	$606,337	$36,807	$4,094	$573,624	$553,612	$38,400	$29,733	$544,945

(1)	Includes $8,927 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the year ended December 31, 2013.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage.

(3)	Includes $5,697 of 2014 REIT conversion and reorganization costs.